Exhibit 10.1

2005 INDEPENDENT DIRECTOR AWARD

PHANTOM STOCK AWARD AGREEMENT

This Phantom Stock Award Agreement (the “Agreement”) has been made as of __, 2005, (the “Date of Award”) between Duke Energy Corporation, a North Carolina corporation, with its principal offices in Charlotte, North Carolina (the “Corporation”), and «name” (the “Grantee”).

RECITALS

Under the Duke Energy Corporation 1998 Long-Term Incentive Plan as amended, and as it may, from time to time, be further amended (the “Plan”), the Board of Directors of the Corporation (the “Board”), succeeding, in accordance with Section 4.5. of the Plan, to the authority of the Compensation Committee of the Board of Directors (the “Committee”), for an award under the Plan to an Independent Director, has determined the form of this Agreement and selected the Grantee, as an Independent Director, to receive the award evidenced by this Agreement (the “Award”) and the Phantom Stock units and tandem Dividend Equivalents that are subject hereto. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan.

AWARD

In accordance with the Plan, the Corporation has made this Award, effective as of the Date of Award and upon the following terms and conditions:

Section 1.       Number and Nature of Phantom Stock Units and Tandem Dividend Equivalents.  The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each (number) (x,xxx). Each Phantom Stock unit, upon becoming vested, before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Award and before the Dividend Equivalent expires. Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.

Section 2.      Vesting of Phantom Stock Units.  The specified percentage of the Phantom Stock units subject to this Award, and not previously forfeited, shall vest, with such percentage considered satisfied to the extent such Phantom Stock units have previously vested, as follows:

a.	Upon Grantee continuously remaining an Independent Director through the date specified,

Vesting Percentage	Date

20%	__________ ___, 2006
40%	__________ ___, 2007
60%	__________ ___, 2008
80%	__________ ___, 2009
100%	__________ ___, 2010

b.

100%, upon Grantee ceasing to continuously remain an Independent Director, provided such cessation constitutes a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), (i) after Grantee has attained age sixty-two (62) and has completed at least ten (10) years of continuous service as an Independent Director, (ii) on or after the date of the annual meeting of the shareholders of the Corporation coinciding with, or next following, Grantee’s attainment of age seventy (70), (iii) by reason of Grantee’s total and permanent disability within the meaning of Code Section 22 (e)(3), or (iv) by reason of Grantee’s death.

c.	100%, upon the occurrence of a Change in Control, provided such occurrence would satisfy the distribution requirements of Code Section 409A(a)(2)(A)(v).

Section 3.          Forfeiture/Expiration. Any Phantom Stock unit subject to this Award shall be forfeited upon Grantee ceasing to continuously remain an Independent Director from the Date of Award, except to the extent otherwise provided in Section 2, and, if not previously vested and paid, or deferred, or forfeited, shall expire immediately before the tenth anniversary of the Date of Award. Any Dividend Equivalent subject to this Award shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or deferred, (ii) is forfeited, or (iii) expires.

Section 4.          Dividend Equivalent Payments.  Payments with respect to any Dividend Equivalent subject to this Award shall be paid in cash to the Grantee as soon as practicable following any time cash dividends are declared and paid with respect to the Common Stock on or after the Date of Award and before the Dividend Equivalent expires. However, should the timing of a particular payment under Section 5 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment.

Section 5.          Payment of Phantom Stock Units.  Payment of Phantom Stock units subject to this Award shall be made to the Grantee as soon as practicable following the time such units become vested in accordance with Section 2, prior to their expiration, except to the extent deferred by Grantee in accordance with the provisions of the Duke Energy Corporation Directors’ Savings Plan II. Payment shall be in the form of one (1) share of Common Stock for each full vested unit of Phantom Stock and any partial vested Phantom Stock unit shall be valued on the basis of the corresponding part of the Fair Market Value of a share of Common Stock on the date the respective partial Phantom Stock unit become vested and shall be paid in cash.

Section 6.          No Right to Continue to Be an Independent Director. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continue as an Independent Director or to be nominated as a candidate for re-election as an Independent Director.

Section 7.          Nonalienation.  The Phantom Stock units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Phantom Stock unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Phantom Stock unit or Dividend Equivalent, or upon such right or privilege, such Phantom Stock unit or Dividend Equivalent or right or privilege, shall immediately become null and void.

Section 8.          Determinations.  Determinations by the Board, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

Section 9.          Governing Law.  The validity and construction of this Agreement shall be governed by the laws of the state of North Carolina applicable to transactions taking place entirely within that state.

Section 10.        Conflicts with Plan and Correction of Errors.  In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Phantom Stock Award properly granted to Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A. Accordingly, Grantee consents to such amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.

NOTWITHSTANDING THE FOREGOING, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by not later than __________

__, 2005, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department - Phantom Stock (PB04A), Duke Energy Corporation, P. O. Box 1244, Charlotte, NC 28201-1244.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Award.

ATTEST:		DUKE ENERGY CORPORATION

By:	________________________________ Corporate Secretary	By: Its:	________________________________ Chairman and Chief Executive Officer

Acceptance of Phantom Stock Award

IN WITNESS OF Grantee’s acceptance of this Award and Grantee’s agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this _____ day of _____________________, 2005.

_______________________________
Grantee’s Signature

_______________________________
(print name)

_______________________________
(social security number)

_______________________________
(address)

_______________________________

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